U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

Sweatt, III                     Blaine
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   (Last)                           (First)             (Middle)

5900 LAKE ELLENOR DRIVE, P.O. BOX 593330
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                                    (Street)

ORLANDO                         FL                      32859-3330
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol

DARDEN RESTAURANTS, INC.  (DRI)
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Statement for Month/Year

10/21/2002
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5.   If Amendment, Date of Original (Month/Year)

10/23/2002
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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

     EVP DARDEN; PRESIDENT NEW BUSINESS
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7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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Common Stock                          10/21/02       M               28,772 (4)  A      $8.3284
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Common Stock                          10/21/02       F               15,659      D      $22.94   323,934 (1)(4)  D
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                                                                                                                          Savings
Common Stock                                                                                     2,127.6333 (2)  I         Plan
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*    If the Form is filed by more than one Reporting Person, see Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Response)                      (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Stock Option                                                                   Common
(Right to buy)      $8.3284  10/21/02 M               28,772 (3)      10/21/02 Stock     28,772           -0- (1)   D
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Explanation of Responses:

Note 1:  Represents amount of securities beneficially owned as of 10/21/02.

Note 2: The number of shares reported is based on a plan statement dated September 30, 2002, and is derived from an undivided interest in a fund consisting of both Darden common stock and a small cash position that fluctuates from time to time. The number of shares reported may change based on the size of the cash position at the time of reporting.

Note 3:  The option vested in five equal annual installments beginning 9/21/92.

Note 4: This filing corrects a typographical error in the number of securities acquired on Table 1, to correspond with the correct number of options exercised as listed on Table II.


       /s/ Douglas E. Wentz                                     10/24/02
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      **Signature of Reporting Person                             Date

        BY:  DOUGLAS E. WENTZ
             Attorney-in-fact for
             SWEATT, III, BLAINE
             5900 LAKE ELLENOR DRIVE
             P.O. BOX 593330
             ORLANDO, FLORIDA  32859-3330
             DARDEN RESTAURANTS, INC.    (DRI)
             10/24/2002

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.